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EXHIBIT 99.1

AMENDMENT TO METRO ONE TELECOMMUNICATIONS, INC. 1994 STOCK INCENTIVE PLAN

        The first paragraph of Section 3 of the Metro One Telecommunications, Inc. 1994 Stock Incentive Plan is hereby amended to read as follows:

          Subject to the provisions of Section 11 of the plan, the maximum aggregate number of Shares which may be optioned and/or sold under the plan is 5,520,000 shares of common stock. The Shares may be authorized, but unissued, or reacquired common stock.

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  EXHIBIT 99.1
AMENDMENT TO METRO ONE TELECOMMUNICATIONS, INC. 1994 STOCK INCENTIVE PLAN